Term sheet No. 397UU To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement UU dated October 31, 2007	Registration Statement No. 333-137902 Dated May 21, 2008; Rule 433

Deutsche Bank AG, London Branch

$

Buffered Underlying Securities (BUyS) Linked to the Financial Select Sector SPDR® Fund due May 28*, 2010

General

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Buffered Underlying Securities (BUyS) Linked to the Financial Select Sector SPDR® Fund due May 28*, 2010 (the “securities” or “BUyS”) are designed for investors who seek an enhanced return of 3.0 times the appreciation, if any, of the Financial Select Sector SPDR® Fund (the “Index Fund”) at maturity, up to an Index Fund Return Cap (as defined below) of between 12.5% and 16.5%, resulting in a Maximum Return (as defined below) of between 37.5% and 49.5% of the $1,000 face amount (to be determined on the Trade Date). Investors should be willing to forgo coupon and dividend payments during the term of the securities and to lose up to 90.00% of their initial investment if the Index Fund declines.

•	Senior unsecured obligations of Deutsche Bank AG due on or about May 28*, 2010.
•	Denominations of $1,000.
•	Minimum initial investments of $1,000.
•	The securities are expected to price on or about May 22*, 2008 and are expected to settle three business days later on or about May 28*, 2008 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:

Moody’s Investors Service Ltd has assigned a rating of Aa1 and Standard & Poor’s has assigned a rating of AA to notes, such as the securities offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.†

Index Fund:	The Financial Select Sector SPDR® Fund.

Underlying Index:	Financial Select Sector Index (the “Index”)

Issue Price:	100.00% of the face amount.

Buffer Level:	10.00%

Participation Rate:	300.00%

Index Fund Return Cap:	12.5% - 16.5% (to be determined on the Trade Date)

Maximum Return:	37.5% - 49.5% of the $1,000 face amount (to be determined on the Trade Date)

Payment at Maturity:

•     If the Final Level is greater than or equal to the Initial Level, you will receive a cash payment per $1,000 face amount of BUyS that provides you with a return on your investment equal to the Index Fund Return, subject to an Index Fund Return Cap of between 12.5% and 16.5%, multiplied by the Participation Rate resulting in a Maximum Return of between 37.5% and 49.5% of the $1,000 face amount (to be determined on the Trade Date). Accordingly, if the Index Fund Return is positive, your payment at maturity per $1,000 face amount of BUyS will be calculated as follows:

$1,000  +  ($1,000  x  Index Fund Return  x  Participation Rate)

•     If the Final Level declines from the Initial Level, and such decline is equal to or less than the Buffer Level, you will receive a cash payment of $1,000 per $1,000 face amount of BUyS.

•     If the Final Level declines from the Initial Level, and such decline is greater than the Buffer Level, you will lose 1.00% of the face amount of your securities for every 1.00% that the Index Fund declines beyond the Buffer Level. Accordingly, in this case, if the Index Fund Return is less than -10.00%, your payment at maturity per $1,000 face amount of BUyS will be calculated as follows:

$1,000  +  [$1,000  ×  (Index Fund Return  +  Buffer Level)]

If the Final Level declines from the Initial Level by more than the Buffer Level of 10.00%, you could lose up to $900.00 per $1,000 face amount of BUyS.

Index Fund Return:	Subject to the Index Fund Return Cap, the Index Fund Return will be calculated as follows:

Final Level – Initial Level
Initial Level

Initial Level:	The Index Fund closing level (expressed as the price per share at the Index Share Fund) on the Trade Date.

Final Level:	The Index Fund closing level (expressed as the price per share at the Index Share Fund) on the Final Valuation Date times the Adjustment Factor.

Share Adjustment Factor:	Initially 1.0, subject to adjustment for antidilution events.

Trade Date:	May 22*, 2008

Final Valuation Date:	May 25*, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

Maturity Date:	May 28*, 2010, subject to postponement in the event of a market disruption event and as described under “Description of Securities – Payment at Maturity” in the accompanying product supplement.

CUSIP:	2515A0 LJ 0

ISIN:	US2515A0LJ06

*	Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the securities remains the same.

†

A credit rating is not a recommendation to buy, sell, or hold the securities, and may be subject to revision or withdrawal at any time by the assigning rating agency. Each credit rating should be evaluated independently of any other credit rating. Any rating assigned to the notes issued under Deutsche Bank AG’s Global Notes Program, Series A does not enhance, affect or address the likely performance of the securities other than the ability of the Issuer to meet its obligations.

Investing in the securities involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” on page TS-5 of this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, addendum to the product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the securities prior to their issuance. We will notify you in the event of any changes to the terms of the securities, and you will be asked to accept such changes in connection with your purchase of any securities. You may also choose to reject such changes, in which case we may reject your offer to purchase the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Security	$	$	$
Total	$	$	$

(1)	For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Deutsche Bank Securities	Deutsche Bank Trust Company Americas

ADDITIONAL TERMS SPECIFIC TO THE SECURITIES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these securities are a part, and the more detailed information contained in product supplement UU dated October 31, 2007. For the purposes of this term sheet, all references in product supplement UU to the “Index”, should be read as referring to the Index Fund as defined in this term sheet. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Addendum to product supplement UU dated December 13, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507264554/d424b31.pdf

•	Product supplement UU dated October 31, 2007:

http://www.sec.gov/Archives/edgar/data/1159508/000119312507231376/d424b21.pdf

•	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the securities.

What is the Payment Amount on the Securities at Maturity Assuming a Range of Performance for the Index Fund?

The table below illustrates the payment at maturity for a $1,000 security face amount for a hypothetical range of performance for the Index Fund from -100.00% to +100.00% and assumes a Participation Rate of 300.00%, an Index Fund Return Cap of 14.50% and an Initial Level of 26.14 (the actual Index Fund Return Cap and Initial Level will be determined on the Trade Date). The following results are based solely on the hypothetical example cited. You should consider carefully whether the securities are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Level	Index Fund Return (%)	Payment at Maturity ($)	Return on Security (%)
52.28	100.00%	1,435.00	43.50%
45.75	75.00%	1,435.00	43.50%
39.21	50.00%	1,435.00	43.50%
32.68	25.00%	1,435.00	43.50%
31.37	20.00%	1,435.00	43.50%
29.96	14.50%	1,435.00	43.50%
28.23	8.00%	1,240.00	24.00%
26.66	2.00%	1,060.00	6.00%
26.40	1.00%	1,030.00	3.00%
26.14	0.00%	1,000.00	0.00%
25.88	-1.00%	1,000.00	0.00%
25.62	-2.00%	1,000.00	0.00%
23.53	-10.00%	1,000.00	0.00%
22.22	-15.00%	950.00	-5.00%
20.91	-20.00%	900.00	-10.00%
19.61	-25.00%	850.00	-15.00%
13.07	-50.00%	600.00	-40.00%
6.54	-75.00%	350.00	-65.00%
0.00	-100.00%	100.00	-90.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The Index Fund increases from the Initial Level of 26.14 to the Final Level of 28.23. Because the Index Fund Return of 8.00% is less than the Index Fund Return Cap of 14.50%, the investor receives a payment at maturity of $1,240.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + ($1,000 x 8.00% x 300.00%) = $1,240.00

Example 2: The level of the Index Fund increases from the Initial Level of 26.14 to a Final Level of 31.37. Because the Index Fund Return of 20.00% is greater than the Index Fund Return Cap of 14.50%, the investor receives a payment at maturity of $1,435.00 per $1,000 security face amount, the maximum payment on the securities.

Payment at maturity per $1,000 security face amount = $1,000 +

($1,000 x 14.50% x 300.00%) = $1,435.00

Example 3: The Index Fund declines from the Initial Level of 26.14 to the Final Level of 25.62. Because the decline in the Index Fund from the Initial Level of 26.14 to the Final Level of 25.62 does not exceed the Buffer Level of 10.00%, the investor receives a payment at maturity of $1,000.00 per $1,000 security face amount.

Payment at maturity per $1,000 security face amount = $1,000.00

Example 4: The Index Fund declines from the Initial Level of 26.14 to the Final Level of 22.22. Because the decline in the Index Fund from the Initial Level of 26.14 to the Final Level of 22.22 exceeds the Buffer Level of 10.00%, the investor will receive a payment at maturity of $950.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + [$1,000 x (-15.00% + 10.00%)] = $950.00

Example 5: The Index Fund declines from the Initial Level of 26.14 to the Final Level of 0. Because the decline in the Index Fund from the Initial Level of 26.14 to the Final Level of 0 exceeds the Buffer Level of 10.00%, the investor will receive a payment at maturity of $100.00 per $1,000 security face amount calculated as follows:

Payment at maturity per $1,000 security face amount = $1,000 + [$1,000 x (-100.00% + 10.00%)] = $100.00

Selected Purchase Considerations

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APPRECIATION POTENTIAL – The securities provide the opportunity to enhance equity returns by multiplying a positive Index Fund Return, subject to an Index Fund Return Cap of between 12.5% and 16.5% (to be determined on the Trade Date), by a Participation Rate of 300.00% or a Maximum Return of between 37.5% and 49.5% of the $1,000 face amount (to be determined on the Trade Date) and therefore a maximum payment of between $1,375 and $1,495 for each $1,000 face amount of BUyS. Because the securities are our senior obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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LIMITED PROTECTION AGAINST LOSS – Payment at maturity of the face amount of your securities is protected against a decline in the Final Level, as compared to the Initial Level, of up to 10.00%. If such decline is more than the Buffer Level of 10.00%, for every 1.00% decline beyond 10.00%, you will lose an amount equal to 1.00% of the face amount of your securities. For example, an Index Fund Return of -25.00% will result in a 15.00% loss of your initial investment.

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RETURN LINKED TO THE PERFORMANCE OF THE FINANCIAL SELECT SECTOR SPDR® FUND – The return on the securities is linked to the performance of the Financial Select Sector SPDR® Fund. The Financial Select Sector SPDR® Fund is an exchange-traded fund managed by the Select Sector SPDR Trust, a registered investment company. The Select Sector SPDR Trust consists of nine separate investment portfolios, including the Financial Select Sector SPDR® Fund. The Financial Select Sector SPDR® Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. It is possible that this fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund, the fees and expenses of the Index Fund or due to other circumstances. For additional information about the Financial Select Sector Index, see the information set forth under “The Financial Select Sector SPDR® Fund” in this term sheet.

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CERTAIN TAX CONSEQUENCES – You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum. Although the tax consequences of an investment in the securities are uncertain, we believe it is reasonable to treat the securities as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your securities, other than pursuant to a sale or exchange, and your gain or loss on the securities should be long-term capital gain or loss if you hold the securities for more than one year, subject to the potential application of the “constructive ownership” regime discussed below. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and/or character of income on the securities might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as subject to the “constructive ownership” regime of Section 1260 of the Internal Revenue Code of 1986, as amended. In that case, any long-term capital gain you recognize on a sale, exchange or retirement of securities would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if you had invested the face amount of the securities sold, exchanged or retired in shares of the Index Fund on the issue date and sold those shares for their fair market value on the date your securities are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the term you held the securities in question, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

On December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the securities.

For a discussion of certain German tax considerations relating to the securities, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the securities (including alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Index Fund, the Index or in any of the component stocks underlying the Index Fund or any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE SECURITIES MAY RESULT IN A LOSS – The securities do not guarantee any return of your initial investment in excess of $100 per $1,000 security face amount. The return on the securities at maturity is linked to the performance of the Index Fund and will depend on whether, and the extent to which, the Index Fund Return is positive or negative. Your investment will be exposed to any decline in the Final Level, as compared to the Initial Level, beyond the 10.00% Buffer Level. Accordingly, you could lose up to $900 for each $1,000 security face amount that you invest.

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THE RETURN ON YOUR SECURITIES IS LIMITED BY THE INDEX FUND RETURN CAP – As a holder of the securities, you will not benefit from any appreciation of the Index Fund beyond the Index Fund Return Cap of between 12.5% and 16.5% (to be determined on the Trade Date). Therefore, a Maximum Return of between 37.5% and 49.5% of the $1,000 face amount (to be determined on the Trade Date) applies to the BUyS. Consequently, if the Index Fund Return exceeds the Index Fund Return Cap, your payment at maturity will be limited to a maximum payment of between $1,375 and $1,495 for each $1,000 face amount of BUyS you hold, regardless of the appreciation of the Index Fund, which may be significant.

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THE SECURITIES HAVE CERTAIN BUILT-IN COSTS – While the payment at maturity described in this term sheet is based on the full face amount of your securities, the original issue price of the securities includes the agents’ commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase securities from you prior to maturity in secondary market transactions will likely be lower than the original issue price, and any such sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your securities to maturity.

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NO COUPON OR DIVIDEND PAYMENTS OR VOTING RIGHTS – As a holder of the securities, you will not receive coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index Fund would have.

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RISKS ASSOCIATED WITH INVESTMENTS IN SECURITIES WITH CONCENTRATION IN A SINGLE INDUSTRY – The stocks included in the Financial Select Sector Index and that are generally tracked by the Financial Select Sector SPDR® Fund are stocks of companies representing the financial sector of the S&P 500® Index. The underlying shares may be subject to increased price volatility as they are linked to a single industry and may be more susceptible to economic, market, political or regulatory occurrences affecting that industry.

Financial services companies are subject to extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, and the interest rates and fees they can charge, and which may change at any time. Profitability is largely dependent on the availability and cost of capital funds, and can fluctuate significantly when interest rates change. Credit losses resulting from the financial difficulties of borrowers can negatively impact the sector, and are difficult to predict. Insurance companies may be subject to severe price competition. Economic, business or political developments affecting real estate could have a major effect on the value of real estate securities (which include real estate investment trusts). Certain financial shares, including certain core holdings of the Index Fund, have recently experienced substantial share price declines. These factors could cause or contribute to large movements in the price of Index Fund shares, and could cause the price of Index Fund shares to close below the Buffer Level of 10.00%, in which case for every 1.00% decline beyond 10.00%, you will lose an amount equal to 1.00% of the face amount of your securities.

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LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intend to offer to purchase the securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the securities.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE SECURITIES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX FUND TO WHICH THE SECURITIES ARE LINKED OR THE MARKET VALUE OF THE SECURITIES – Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the securities. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the Index Fund to which the securities are linked.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

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MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the level of the Index Fund on any day, the value of the securities will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index Fund;

•	the time to maturity of the securities;

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the dividend rate on the stocks held by the Index Fund (while not paid to holders of the securities, dividend payments on the stocks held by the Index Fund may influence the market price of the shares of the Index Fund and the market value of options on Index Fund shares and, therefore, affect the value of the securities);

•	the occurrence of certain events affecting the Index Fund that may or may not require an anti-dilution adjustment;

•	the market price and dividend rate on the component stocks underlying the Index Fund;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index Fund;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index Fund and any changes to the component stocks underlying it;

•	supply and demand for the securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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PAST PERFORMANCE OF THE INDEX FUND, THE INDEX OR OF THE COMPONENT SECURITIES HELD BY THE INDEX FUND IS NO GUIDE TO FUTURE PERFORMANCE — The actual performance of the Index Fund, the Index or of the component securities held by the Index Fund over the life of the securities, as well as the amount payable at maturity, may bear little relation to the historical levels of the Index Fund or of the component securities held by the Index Fund, and may bear little relation to the hypothetical return examples set forth elsewhere in this term sheet. We cannot predict the future performance of the Index Fund, of the Index or of the component securities held by the Index Fund.

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THE ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Share Adjustment Factor, which will initially be set at 1.0, for certain events affecting the shares of the Index Fund. See “Anti-Dilution Adjustments.” The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected.

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ADJUSTMENTS TO THE FINANCIAL SELECT SECTOR SPDR® FUND OR TO THE FINANCIAL SELECT SECTOR INDEX COULD ADVERSELY AFFECT THE VALUE OF THE SECURITIES — SSgA Funds Management, Inc. (“SSFM”) is the investment advisor to the Financial Select Sector SPDR® Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Financial Select Sector Index. The stocks included in the Financial Select Sector Index are selected by Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”), acting as index compilation agent in consultation with Standard & Poor’s Corporation (“S&P”) from the universe of companies represented by the S&P 500® Index. The Financial Select Sector Index is calculated and disseminated by the American Stock Exchange (“AMEX”). Merrill Lynch, in consultation with S&P, can add, delete or substitute the stocks underlying the Financial Select Sector Index, which could change the value of the Financial Select Sector Index.

Pursuant to its investment strategy or otherwise, SSFM may add, delete, or substitute the stocks composing the Financial Select Sector SPDR® Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Financial Select Sector SPDR® Fund, which could cause the price of Index Fund shares to close below the Buffer Level of 10.00%, in which case for every 1.00% decline beyond 10.00%, you will lose an amount equal to 1.00% of the face amount of your securities.

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THE FINANCIAL SELECT SECTOR SPDR® FUND AND THE FINANCIAL SELECT SECTOR INDEX ARE DIFFERENT – The performance of the Financial Select Sector SPDR® Fund may not exactly replicate the performance of the Financial Select Sector Index because the Financial Select Sector SPDR® Fund will reflect transaction costs and fees that are not included in the calculation of the Financial Select Sector Index. It is also possible that the Financial Select Sector SPDR® Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Financial Select Sector Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in this fund or due to other circumstances. SSFM may invest up to 5% of the Financial Select Sector SPDR® Fund’s assets in convertible securities, structured notes, options and futures contracts and money market instruments including repurchase agreements or funds which invest exclusively in money market instruments. The Financial Select Sector SPDR® Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Financial Select Sector Index and in managing cash flows.

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THERE IS NO AFFILIATION BETWEEN THE INDEX FUND AND US, AND WE ARE NOT RESPONSIBLE FOR ANY DISCLOSURE BY THE INDEX FUND — We are not affiliated with the Index Fund or the issuers of the component securities held by the Index Fund or underlying the Financial Select Sector Index. However, we and our affiliates may currently or from time to time in the future engage in business with many of the issuers of the component securities held by the Index Fund or underlying the Financial Select Sector Index. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the component securities held by the Index Fund or the component stocks underlying the Financial Select Sector Index or any of the issuers of the component securities held by the Index Fund or underlying the Financial Select Sector Index. You, as an investor in the securities, should make your own investigation into the component securities held by the Index Fund or underlying the Financial Select Sector Index and the issuers of the component securities held by the Index Fund or underlying the Financial Select Sector Index. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Financial Select Sector Index are involved in this offering of your securities in any way and none of them has any obligation of any sort with respect to your securities. Neither the Index Fund nor any of the issuers of the component securities held by the Index Fund or underlying the Financial Select Sector Index has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your securities.

•

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES ARE UNCLEAR – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the securities are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the securities as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the securities, the timing and/or character of income thereon might differ materially and adversely from the description herein. Even if the treatment of the securities as prepaid financial contracts is respected, the securities could be treated as subject to the “constructive ownership” regime of Section 1260 of the Code. In that case, any long-term capital gain recognized with respect to your securities in excess of the “net underlying long-term capital gain” would be treated as ordinary income, and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant yield over the period you held the securities. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the securities. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” as supplemented by the accompanying addendum, and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities (including alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

THE FINANCIAL SELECT SECTOR SPDR® FUND

We have derived all information contained in this term sheet regarding the Financial Select Sector SPDR® Fund, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by Standard & Poor’s and SSFM. The Index Fund is an investment portfolio maintained and managed by SSFM. SSFM is the investment advisor to the Index Fund. The Index Fund is an exchange traded fund (“ETF”) that trades on the American Stock Exchange LLC under the ticker symbol “XLF”. We make no representations or warranty as to the accuracy or completeness of the information derived from these public sources.

The Select Sector SPDR Trust (the “Trust”) is a registered investment company that consists of nine separate investment portfolios, including the Index Fund. This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Financial Select Sector Index. Information provided to or filed with the SEC (the “Commission”) by the Trust pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to Commission file numbers 333-57791 and 811-08837, respectively, through the Commission’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of such information.

Investment Objective and Strategy

The Index Fund seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Financial Select Sector Index. The Financial Select Sector Index measures the performance of the financial services sector of the U.S. equity market. The Financial Select Sector Index includes companies in the following sub-sectors: banking, mortgage finance, consumer finance, specialized finance, investment banking and brokerage, asset management and custody, corporate lending, insurance and financial investment and real estate, including REITs.

Replication

The Index Fund pursues the indexing strategy of “replication” in attempting to track the performance of the Financial Select Sector Index. The Index Fund will invest in all of the securities that comprise the Financial Select Sector Index. The Index Fund will normally invest at least 95% of its total assets in common stocks that comprise the Financial Select Sector Index.

Correlation

The Financial Select Sector Index is a theoretical financial calculation, while the Index Fund is an actual investment portfolio. The performance of the Index Fund and the Financial Select Sector Index will vary somewhat due to transaction costs, asset valuations, market impact, corporate actions (such as mergers and spin-offs) and timing variances. A figure of 100% would indicate perfect correlation. Any correlation of less than 100% is called “tracking error.” The Index Fund, using a replication strategy, can be expected to have a smaller tracking error than a fund using the representative sampling strategy. Representative sampling is a strategy in which a fund invests in a representative sample of securities in an underlying index.

Holdings Information

As of May 16, 2008, the Index Fund included 92 companies. The Index Fund’s three largest holdings are Bank of America Corporation, JPMorgan Chase & Co., and Citigroup Inc. The following table summarizes the Index Fund’s top ten holdings in individual securities as of May 16, 2008.

Company	Percentage of Total Holdings

Bank of America Corporation	7.84%

JPMorgan Chase & Co.	7.71%

Citigroup Inc.	5.87%

American International Group, Inc.	5.17%

Wells Fargo & Company	4.66%

Goldman Sachs Group, Inc.	3.61%

U.S. Bancorp	2.86%

Wachovia Corporation	2.84%

American Express Company	2.75%

Morgan Stanley	2.54%

The information above was compiled from www.sectorspdr.com. We make no representation or warranty as to the accuracy of the information above. The information on www.sectorspdr.com is not, and should not be considered, incorporated by reference herein.

Anti-Dilution Adjustments

Share Splits and Reverse Share Splits

If the shares of the Index Fund are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor, which will initially be set at 1.0, will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

the number of shares which a holder of one share of the Index Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If the Index Fund is subject to a share dividend, i.e., an issuance of additional shares of the Index Fund that is given ratably to all or substantially all holders of shares of the Index Fund, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and

•	the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund.

Non-cash Distributions

If the Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund to all or substantially all holders of shares of the Index Fund (other than (i) share dividends or distributions referred to under “—Share Dividends or Distributions” above and (ii) cash dividends referred under “—Extraordinary Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the Current Market Price of one share of the Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of the Index Fund means the arithmetic average of the closing prices of one share of the Index Fund for the ten trading days prior to the trading day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor.

“Ex-dividend date” shall mean the first trading day on which transactions in the shares of the Index Fund trade on the relevant exchange without the right to receive that cash dividend or other cash distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Extraordinary Cash Dividends or Distributions

A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares of the Index Fund will be deemed to be an extraordinary cash dividend if its per share value exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for the Index Fund by an amount equal to at least 10% of the closing price of the Index Fund on the first trading day immediately preceding the ex-dividend date.

If an extraordinary cash dividend occurs, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the closing price of the Index Fund on the trading day before the ex-dividend date and the denominator of which is the amount by which that closing price exceeds the extraordinary dividend amount.

The Financial Select Sector Index

We have derived all information contained in this term sheet regarding the Financial Select Sector Index, including, without limitation, its make-up, method of calculation and changes in its component securities, from publicly available information. The stocks included in each Select Sector Index, including the Financial Select Sector Index, are selected by Merrill Lynch, acting as index compilation agent in consultation with S&P, from the universe of companies represented by the S&P 500® Index. The AMEX acts as index calculation agent in connection with the calculation and dissemination of each Select Sector Index, including the Financial Select Sector Index.

The Financial Select Sector Index, which is one of the nine Select Sector sub-indices of the S&P 500® Index, is intended to give investors an efficient, modified market capitalization-based way to track the movements of certain public companies that represent the financial sector of the S&P 500® Index. As of May 16, 2008, the Financial Services Sector Index included 92 component stocks in the following industries: commercial banks, capital markets, diversified financial services, insurance real estate and consumer finance.

Each stock in the S&P 500® Index is allocated to only one Select Sector Index, and the nine Select Sector Indices together comprise all of the companies in the S&P 500® Index. As of the market close on May 16, 2008, the weighting of each Select Sector Index in the S&P 500® Index based on the capitalization of the stocks in the S&P 500® Index was as follows:

Select Sector Index	Weighting
The Consumer Discretionary Select Sector Index	8.67%
The Consumer Staples Select Sector Index	10.36%
The Energy Select Sector Index	14.50%
The Financial Select Sector Index	16.50%
The Health Care Select Sector Index	11.06%
The Industrial Select Sector Index	11.69%
The Materials Select Sector Index	3.77%
The Technology Select Sector Index	16.45%
The Telecommunications Select Sector Index	3.43%
The Utilities Select Sector Index	3.58%

Total	100.00%

Each Select Sector Index was developed and is maintained in accordance with the following criteria:

•	Each of the component stocks in a Select Sector Index is a constituent company of the S&P 500® Index.

•

The nine Select Sector Indices together will include all of the companies represented in the S&P 500® Index and each of the stocks in the S&P 500® Index will be allocated to one and only one of the Select Sector Indices.

•

Merrill Lynch, acting as the index compilation agent, assigns each constituent stock of the S&P 500® Index to a Select Sector Index. The index compilation agent, after consultation with S&P, assigns a company’s stock to a particular Select Sector Index on the basis of such company’s sales and earnings composition and the sensitivity of the company’s stock price and business results to the common factors that affect other companies in each Select Sector Index. S&P has sole control over the removal of stocks from the S&P 500® Index and the selection of replacement stocks to be added to the S&P 500® Index. However, S&P plays only a consulting role in the Select Sector Index assignment of the S&P 500® Index component stocks, which is the sole responsibility of the index compilation agent.

•

Each Select Sector Index is calculated by the American Stock Exchange Index Services Group (“ISG”) using a modified “market capitalization” methodology. This design ensures that each of the component stocks within a Select Sector Index is represented in a proportion consistent with its percentage with respect to the total market capitalization of such Select Sector Index. Under certain conditions, however, the number of shares of a component stock within the Select Sector Index may be adjusted to conform to Internal Revenue Code requirements.

Each Select Sector Index is calculated using the same methodology utilized by S&P in calculating the S&P 500® Index, using a base-weighted aggregate methodology. See “—The S&P 500® Index” below. The daily calculation of each Select Sector Index is computed by dividing the total market value of the companies in the Select Sector Index by a number called the index divisor.

The index compilation agent at any time may determine that a S&P 500® Index component stock which has been assigned to one Select Sector Index has undergone such a transformation in the composition of its business that it should be removed from that Select Sector Index and assigned to a different Select Sector Index. In the event that the index compilation agent notifies ISG that a S&P 500® component stock’s Select Sector Index assignment should be changed, the AMEX will disseminate notice of the change following its standard procedure for announcing index changes and will implement the change in the affected Select Sector Indices on a date no less than one week after the initial dissemination of information on the sector change to the maximum extent practicable. It is not anticipated that S&P 500® component stocks will change sectors frequently.

Component stocks removed from and added to the S&P 500® Index will be deleted from and added to the appropriate Select Sector Index on the same schedule used by S&P for additions and deletions from the S&P 500® Index insofar as practicable.

Discontinuance of the Index Fund and/or Financial Select Sector Index; Alteration of Method of Calculation

If the Financial Select Sector SPDR® Fund is liquidated or otherwise terminated (a “Liquidation Event”), the Final Level will be determined by the calculation agent and will be deemed to equal the product of (i) the closing level of the Financial Select Sector Index (or any Financial Select Sector Successor Index, as described below) on the Final Valuation Date (taking into account any material changes in the method of calculating the Financial Select Sector Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the closing price of the Financial Select Sector SPDR® Fund and the denominator of which is the closing level of the Financial Select Sector Index (or any Financial Select Sector Successor Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a closing price of the Index Fund was available.

If the publisher of the Financial Select Sector Index (the “Index Publisher”) discontinues publication of the Financial Select Sector Index and the Index Publisher or another entity publishes a successor or substitute index that the Issuer, as the calculation agent, determines, in its sole discretion, to be comparable to the discontinued Financial Select Sector Index (such index being referred to herein as a “Financial Select Sector Successor Index”), then any subsequent closing level following a Liquidation Event will be determined by reference to the published value of such Financial Select Sector Successor Index at the regular weekday close of trading on any trading day on which the closing level is relevant to the payment at maturity.

Upon any selection by the calculation agent of a Financial Select Sector Successor Index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to DTC, as holder of the security, within three trading days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the security, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the Index Publisher discontinues publication of the Financial Select Sector Index prior to, and such discontinuance is continuing on, the Final Valuation Date following a Liquidation Event and the Issuer, as the calculation agent, determines, in its sole discretion, that no Financial Select Sector Successor Index is available at such time, then the calculation agent will determine the closing level for such date. Such closing level will be computed by the calculation agent in accordance with the formula for calculating the Financial Select Sector Index last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the relevant exchange on such date of each security most recently composing the Financial Select Sector Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Financial Select Sector Index may adversely affect the value of the securities.

The S&P 500® Index

We have derived all information contained in this term sheet regarding the S&P 500® Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P. The S&P 500® Index was developed by S&P and is calculated, maintained and published by S&P. We make no representation or warranty as to the accuracy or completeness of such information.

The S&P 500® Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the level of the S&P 500® Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the “S&P 500® Component Stocks”) as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. Historically, the “Market Value” of any S&P 500® Component Stock was calculated as the product of the market price per share and the number of the then outstanding shares of such S&P 500® Component Stock. As discussed below, on March 21, 2005, S&P began to use a new methodology to calculate the Market Value of the Component Stocks and on September 16, 2005, S&P completed its transition to the new calculation methodology. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500® Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500® Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company’s common stock is widely-held and the Market Value and trading activity of the common stock of that company.

On March 21, 2005, S&P began to calculate the Index based on a half float-adjusted formula, and on September 16, 2005 the Index became fully float adjusted. S&P’s criteria for selecting stocks for the Index have not been changed by the shift to float adjustment. However, the adjustment affects each company’s weight in the Index (i.e., its Market Value).

Under float adjustment, the share counts used in calculating the Index reflect only those shares that are available to investors, not all of a company’s outstanding shares. S&P defines three groups of shareholders whose holdings are subject to float adjustment:

•	holdings by other publicly traded corporations, venture capital firms, private equity firms, strategic partners, or leveraged buyout groups;

•	holdings by government entities, including all levels of government in the United States or foreign countries; and

•	holdings by current or former officers and directors of the company, founders of the company, or family trusts of officers, directors, or founders, as well as holdings of trusts,

foundations, pension funds, employee stock ownership plans, or other investment vehicles associated with and controlled by the company.

However, treasury stock, stock options, restricted shares, equity participation units, warrants, preferred stock, convertible stock, and rights are not part of the float. In cases where holdings in a group exceed 10% of the outstanding shares of a company, the holdings of that group will be excluded from the float-adjusted count of shares to be used in the Index calculation. Mutual funds, investment advisory firms, pension funds, or foundations not associated with the company and investment funds in insurance companies, shares of a United States company traded in Canada as “exchangeable shares,” shares that trust beneficiaries may buy or sell without difficulty or significant additional expense beyond typical brokerage fees, and, if a company has multiple classes of stock outstanding, shares in an unlisted or non-traded class if such shares are convertible by shareholders without undue delay and cost, are also part of the float.

For each stock, an investable weight factor (“IWF”) is calculated by dividing the available float shares, defined as the total shares outstanding less shares held in one or more of the three groups listed above where the group holdings exceed 10% of the outstanding shares, by the total shares outstanding. (On March 21, 2005, the S&P 500® Index moved half way to float adjustment, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the Index between March 21, 2005 and September 16, 2005 was 0.90. On September 16, 2005, S&P began to calculate the Index on a fully float-adjusted basis, meaning that if a stock has an IWF of 0.80, the IWF used to calculate the S&P 500® Index on and after September 16, 2005 is 0.80.) The float-adjusted Index is calculated by dividing the sum of the IWF multiplied by both the price and the total shares outstanding for each stock by the index divisor. For companies with multiple classes of stock, S&P will calculate the weighted average IWF for each stock using the proportion of the total company market capitalization of each share class as weights.

As of the date of this term sheet, the S&P 500® Index is calculated using a base-weighted aggregate methodology: the level of the S&P 500® Index reflects the total Market Value of all 500 S&P 500® Component Stocks relative to the S&P 500® Index’s base period of 1941-43 (the “Base Period”).

An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

The actual total Market Value of the S&P 500® Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500® Index is computed by dividing the total Market Value of the S&P 500® Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500® Index, it is the only link to the original Base Period level of the S&P 500® Index. The Index Divisor keeps the S&P 500® Index comparable over time and is the manipulation point for all adjustments to the Index (“Index Maintenance”).

Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends and stock price adjustments due to company restructurings or spinoffs.

To prevent the level of the S&P 500® Index from changing due to corporate actions, all corporate actions which affect the total Market Value of the S&P 500® Index require an Index Divisor adjustment. By adjusting the Index Divisor for the change in total Market Value, the level of the S&P 500® Index remains constant. This helps maintain the level of the S&P 500® Index as an accurate barometer of stock market performance and ensures that the movement of the S&P 500® Index does not reflect the corporate actions of individual companies in the S&P 500® Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the S&P 500® Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

The table below summarizes the types of the S&P 500® Index maintenance adjustments and indicates whether or not an Index Divisor adjustment is required.

Type of Corporate Action	Adjustment Factor	Divisor Adjustment Required
Stock split (e.g., 2-for-1)	Shares Outstanding multiplied by 2; Stock Price divided by 2	No

Share Issuance (i.e., change ≥ 5%)	Shares Outstanding plus newly issued Shares	Yes

Share Repurchase (i.e., change ≥ 5%)	Shares Outstanding minus Repurchased Shares	Yes

Special Cash Dividends	Share Price minus Special Dividend	Yes

Company Change	Add new company Market Value minus old company Market Value	Yes

Rights offering	Divisor adjustment reflects increase in market cap measured as the shares issued multiplied by the price paid	Yes

Spinoffs	If the spun-off company is not added to the S&P 500® Index, then Index market value minus value of the spun-off unit	Yes

	If the spun-off company is added to the S&P 500® Index, no company is removed from the Index	No
	If the spun-off company is added to the S&P 500® Index, another company is removed to keep the number of names fixed, and the Index Divisor adjustment reflects the deletion	Yes

Stock splits and stock dividends do not affect the Index Divisor of the S&P 500® Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the S&P 500® Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the S&P 500® Component Stock and consequently of altering the aggregate Market Value of the S&P 500® Component Stocks (the “Post-Event Aggregate Market Value”). In order that the level of the S&P 500® Index (the “Pre-Event Index Value”) not be affected by the altered Market Value (whether increase or decrease) of the affected S&P 500® Component Stock, a new Index Divisor (“New Divisor”) is derived as follows:

Post-Event Aggregate Market Value	= Pre-Event Index Value
New Divisor

New Divisor =	Post-Event Aggregate Market Value
Pre-Event Index Value

A large part of the Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500® Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the S&P 500® Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

License Agreement with S&P

We have entered into an agreement with S&P providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the S&P 500® Index, which is owned and published by S&P, in connection with certain securities, including the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the S&P 500® Index to track general stock market performance. S&P’s only relationship to Deutsche Bank AG is the licensing of certain trademarks and trade names of S&P without regard to Deutsche Bank AG or the securities. S&P has no obligation to take the needs of Deutsche Bank AG or the holders of the securities into consideration in determining, composing or calculating the S&P 500® Index. S&P is not responsible for and has not participated in the determination of the timing, price or quantity of the securities to be issued or in the determination or calculation of the amount due at maturity of the securities. S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN AND S&P SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED

BY DEUTSCHE BANK AG, HOLDERS OF THE SECURITIES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500® INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

“STANDARD & POOR’S”, “S&P”, “S&P 500” AND “500” ARE TRADEMARKS OF THE MCGRAW-HILL COMPANIES, INC. AND HAVE BEEN LICENSED FOR USE BY DEUTSCHE BANK AG. THIS TRANSACTION IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY S&P AND S&P MAKES NO REPRESENTATION REGARDING THE ADVISABILITY OF PURCHASING ANY OF THE SECURITIES.

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index Fund closing level on the Final Valuation Date and, consequently, the Index Fund Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events, together with disruptions and suspensions of trading in the markets for options and futures contracts related to the Index Fund or Index, individually as a “market disruption event.”

With respect to the Index Fund or the Index, a “market disruption event” means:

•

the occurrence or existence of a suspension, absence or material limitation of trading in shares of the Index Fund on the Relevant Exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange as a result of which the reported trading prices for the Index Fund shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate;

•

a suspension, absence or material limitation of trading of stocks then constituting 20.00% or more of the level of the Index Fund or the level of the Index (or the relevant successor index fund or successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20.00% or more of the level of the Index Fund or the level of the Index (or the relevant successor index fund or successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index Fund or the Index (or the relevant successor index fund or successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the BUyS.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index Fund or the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index Fund or to the level of the Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index Fund or to the level of the Index attributable to that security, relative to

•	the overall level of the disrupted Index Fund or the level of the Index,

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to rescinded NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to rescinded NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the Index Fund or the Index by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Index Fund or Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Index Fund or the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant Exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in or of the Index Fund or Index or any successor index fund or successor index.

Historical Information

The following graph sets forth the historical performance of the Index Fund based on the daily Index Fund closing levels from January 4, 1999 through May 19, 2008. The Index Fund closing level on May 19, 2008 was 26.14. We obtained the Index Fund closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index Fund should not be taken as an indication of future performance, and no assurance can be given as to the Final Level of the Index Fund. We cannot give you assurance that the performance of the Index Fund will result in the return of your initial investment.

Supplemental Underwriting Information

Deutsche Bank Securities Inc. and Deutsche Bank Trust Company Americas, acting as agents for Deutsche Bank AG, will not receive a commission in connection with the sale of the securities. The agents may pay referral fees to other broker-dealers of up to 0.50% or $5.00 per $1,000 security face amount, and Deutsche Bank Securities Inc. may pay custodial fees to other broker-dealers of up to 0.25% or $2.50 per $1,000 security face amount. See “Underwriting” in the accompanying product supplement.

Settlement

We expect to deliver the securities against payment for the securities on the settlement date indicated above, which may be a date that is greater than three business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to transact in securities that are to be issued more than three business days after the Trade Date will be required to specify alternative settlement arrangements to prevent a failed settlement.